Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:  336-436-4855
          Pamela Sherry

          Shareholder Direct:     800-LAB-0401
                                  www.labcorp.com

LABCORP-REGISTERED TRADEMARK-NAMES
M. KEITH WEIKEL, PH. D.
TO ITS BOARD OF DIRECTORS

Burlington, NC, July 18, 2003 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that M. Keith Weikel, Ph.D. has been elected to its Board of Directors, effective July 16, 2003. Dr. Weikel, 65, is a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., located in Toledo, Ohio.
Dr. Weikel was selected to fill the open seat left by Dr. David Skinner who passed away in January 2003.

Dr. Weikel began his career at Manor Care, Inc. in 1984 when he joined Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. He has served as a director on the company's board since 1992. Throughout his extensive career in the health care industry, Dr. Weikel has held senior level positions with such organizations as Health Care and Retirement
Corporation of America, American Medical International, Inc. and the US Department of Health and Human Services, where he served as the Commissioner of Medical Services Administration. He has also played an active role with leading medical organizations such as the American Health Care
Association. Dr. Weikel is currently a member of the Federation of American Health Systems and the Alliance for Quality Long Term Care.

"I am pleased to inform LabCorp employees and shareholders that we have added such an outstanding new member to our Board of Directors," said Thomas P. Mac Mahon, LabCorp Chairman of the Board and Chief Executive Officer. "Dr. Keith Weikel has a strong background in the day-to-day management of a large, multi-site service organization, and possesses extensive public policy skills and expertise in assessing health care and medical trends. We are delighted
Keith has agreed to join our board."

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and over 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.